                                                                     EXHIBIT 5.1

            [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

                               February 1, 2001


Health Care Property Investors, Inc.
Suite 900
4675 MacArthur Court
Newport Beach, California 92660


        Re: Health Care Property Investors, Inc., a Maryland corporation (the "Company") - Registration Statement on Form S-8, pertaining to Three Million Fifty-Six Thousand Eight Hundred Ninety-Two (3,056,892) shares (the "Shares") of common stock of the Company, par value one dollar ($1.00) per share ("Common Stock"), to be issued pursuant to the Company's Amended Stock Incentive Plan, the Second Amended and Restated Stock Incentive Plan and the Second Amended and Restated Directors Stock Incentive Plan (collectively the "Plans")
                ----------------------------------------------------------------


Ladies and Gentlemen:

        In connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-8, filed or to be filed with the Securities and Exchange Commission (the "Commission") on or about February 1, 2001 and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

        We have acted as special Maryland corporate counsel for the Company in connection with the matters described herein. In our capacity as special Maryland corporate counsel to the Company, we have reviewed and are familiar with proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and delivery of the Shares, and for purposes of this opinion have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have relied upon certificates and advice from the officers of the Company upon which we believe we are justified in relying and on various certificates from, and documents recorded with, the State Department of Assessments and Taxation of Maryland (the "SDAT"), including the charter of the Company (the "Charter"), consisting of Articles of Restatement filed with the SDAT on April 27, 1992, Articles Supplementary filed with the SDAT on September 25, 1997, September 3, 1998 and September 24, 1999, Articles of Merger filed with the SDAT on November 4, 1999, December 23, 1999, December 27, 1999, February 25, 2000 and April 25, 2000 and Articles Supplementary filed with the SDAT on July 28, 2000. We have also examined the Second Amended and Restated Bylaws of the Company, resolutions of the Board of Directors of the Company, or a committee thereof, adopted on or before the date hereof and in full force and effect on the date hereof (the "Directors' Resolutions"), the Registration

Statement, the Plans and such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion.

        We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so. We have also assumed that all certificates submitted to us are true and correct, both when made and as of the date hereof, and that none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the "MGCL") or issued in violation of the provisions of
Section 4 of Article V of the Charter entitled "Provisions for Defining, Limiting and Regulating Certain Powers of the Corporation and the Board of Directors and Stockholders".

        Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter, the Shares are available for issuance in connection with the Plans and when Shares are issued as stock awards or upon the exercise of options duly authorized by the Board of Directors, or a properly appointed committee thereof to which the Board has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with and subject to the terms and conditions of the respective Plan and the stock awards or options relating to such Shares, such Shares will be duly authorized, validly issued and fully paid and non-assessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Prospectus (which is part of the Registration Statement) entitled "Legal Matters".

        The opinions expressed herein are limited to the laws of the State of Maryland and we express no opinion concerning any laws other than the laws of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

                                Very truly yours,


                                /s/ Ballard Spahr Andrews & Ingersoll, LLP